Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	7480 Flying Cloud Drive	Fax: 952-351-3009
Minneapolis, MN 55344
For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Reports First-Quarter Operating Results

ATK Delivers Strong Operating Margins of 12.1 Percent

ATK Increases Full-Year FY12 EPS Guidance

Minneapolis, August 4, 2011 — ATK (NYSE: ATK) today reported operating results for the first quarter of its Fiscal Year 2012, which ended on July 3, 2011.  Fully diluted earnings per share were $2.13, compared to $2.24 in the prior-year period.  First quarter results included a one-time discrete tax benefit of $0.11 per share. Margins in the first quarter improved to 12.1 percent compared to 11.1 percent in the prior-year quarter.  The increase reflects a continued focus on efficiency improvements and cost management initiatives throughout the company, and a one-time gain related to the sale of a non-essential parcel of land.

First quarter sales of $1.1 billion were down from the $1.2 billion recorded in the prior-year, reflecting lower sales on NASA’s human space flight programs, as well as lower sales of non-standard ammunition and lower sales at the Radford Army Ammunition Plant.  Net income for the quarter was $72 million compared to $75 million in the prior-year quarter.

Based on sustainable margin improvements and a lower share count resulting from a $50 million share repurchase, the company is raising its full-year EPS guidance.

“Our aggressive focus on efficiency improvements and cost management contributed to the strength of our bottom-line results, even in the face of a challenging sales environment,” said Mark DeYoung, President and CEO. “We are meeting key production and delivery milestones, executing on our programs of record, and winning new business including the recently-announced Joint Allied Threat Awareness System (JATAS) program.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the first quarter of the fiscal year which ended July 3, 2011 (in thousands).

Sales:

	Quarters Ended
	July 3, 2011	July 4, 2010	$ Change	% Change

Aerospace Systems	$353,647	$369,364	$(15,717)	(4.3)%
Armament Systems	346,917	438,900	(91,983)	(21.0)%
Missile Products	145,432	156,313	(10,881)	(7.0)%
Security and Sporting	229,259	237,574	(8,315)	(3.5)%
Total sales	$1,075,255	$1,202,151	$(126,896)	(10.6)%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended
	July 3, 2011	July 4, 2010	$ Change	% Change

Aerospace Systems	$42,546	$35,799	$6,747	18.8%
Armament Systems	47,804	49,641	(1,837)	(3.7)%
Missile Products	17,081	16,524	557	3.4%
Security and Sporting	29,320	32,976	(3,656)	(11.1)%
Corporate	(6,211)	(1,887)	(4,324)	(229.1)%
Total operating profit	$130,540	$133,053	$(2,513)	(1.9)%

SEGMENT RESULTS

ATK operates in a four business group structure: Aerospace Systems; Armament Systems; Missile Products; and Security and Sporting.

AEROSPACE SYSTEMS

First quarter sales fell four percent to $354 million, compared to $369 million in the prior-year period.  The decrease reflects lower revenue on NASA programs, partially offset by higher sales of commercial aircraft structures and flares/decoys.

Earnings before interest, taxes, and noncontrolling interest (operating profit) in the quarter rose 19 percent to $43 million, compared to $36 million in the prior-year quarter.  The increase reflects a $5.4 million gain from the sale of a non-essential parcel of land to the State of Utah, additional profit generated by higher sales volumes of flares and decoys, and improved operating efficiencies.  These were partially offset by lower sales on the group’s NASA human space flight programs.

ARMAMENT SYSTEMS

Sales in the first quarter declined by 21 percent to $347 million, compared to $439 million in the prior-year quarter.  The decrease was driven primarily by lower non-standard ammunition and weapons sales, and lower sales at the group’s Radford, Virginia facility.

Operating profit for the quarter declined by four percent to $48 million, compared to $50 million in the prior-year quarter, driven by lower sales volume as noted above, partially offset by improved operating efficiencies.

MISSILE PRODUCTS

Sales in the first quarter declined by seven percent to $145 million, compared to $156 million in the prior-year quarter. The decrease primarily reflects lower sales volume in defense electronics due primarily to the timing of awards.

Operating profit of $17 million remained consistent with the prior-year quarter.  A continued focus on improving operating efficiencies and a higher profit rate on tactical rocket motor programs offset lower sales volumes.

SECURITY AND SPORTING

First quarter sales decreased by four percent to $229 million, compared to $238 million in the prior-year quarter.  The decrease in sales volume was primarily the result of advanced sales of commercial ammunition in the fourth quarter of FY11 due to the price increase implemented in the first quarter of FY12.

Operating profit in the first quarter decreased by 11 percent to $29 million, compared to $33 million in the prior-year quarter, reflecting lower sales volume in commercial ammunition products and increased raw material costs.

CORPORATE AND OTHER

In the first quarter, corporate and other expenses totaled $6 million, compared to expenses of $2 million in the prior-year quarter, reflecting increased pension expense and higher inter-company profit eliminations which are recorded within corporate. The tax rate for the quarter was 31.2 percent compared to 35.2 percent in the prior-year quarter, which reflects a one-time benefit from a recent state tax law change.  Interest expense was $26.3 million compared to $17.6 million in the prior-year quarter, which reflects the additional debt issued in October, 2010.  Free cash flow of negative $193 million in the first quarter reflects a normal seasonal increase in working capital, and pension contributions of approximately $62 million (see reconciliation table for details). During the quarter, the company repurchased $50 million of common stock and retired $50 million of the convertible notes due in September, 2011.

OUTLOOK

Based on better visibility into the remainder of the year, the company is raising its full-year FY12 EPS guidance to a range of $8.50 to $9.00 from the previously announced range of $8.00 to $8.60.  ATK continues to expect full-year sales in a range from $4.6 to $4.8 billion.

ATK now expects an average share count for the full year of approximately 33.5 million. The company continues to expect a tax rate for the full year of approximately 34 percent and pension expense of approximately $135 million. ATK continues to expect FY12 cash provided by operating activities in a range of $355 million to $380 million, which includes the impact of a first quarter pension contribution of approximately $62 million.  The company expects capital expenditures of approximately $130 million and free cash flow in a range of $225 million — $250 million (see reconciliation table for details).

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for acquisitions, debt repayment, cash dividends, and share repurchase after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Quarter Ended July 3, 2011	Projected Year Ending March 31, 2012

Cash provided by operating activities	$(151,479)	$355,000–$380,000
Capital expenditures	(41,564)	~(130,000)
Free cash flow	$(193,043)	$225,000–$250,000

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally, and revenues of approximately $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the profitability of current commercial aerospace structures programs; uncertainties related to the development of NASA’s new Space Launch System; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with the diversification into new markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, dividend payments; share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(preliminary and unaudited)

(Amounts in thousands except per share data)	QUARTERS ENDED
	July 3, 2011	July 4, 2010

Sales	$1,075,255	$1,202,151
Cost of sales	830,031	949,887
Gross profit	245,224	252,264
Operating expenses:
Research and development	12,202	13,888
Selling	39,426	40,361
General and administrative	63,056	64,962
Income before interest, income taxes, and noncontrolling interest	130,540	133,053
Interest expense	(26,452)	(17,699)
Interest income	152	70
Income before income taxes and noncontrolling interest	104,240	115,424
Income tax provision	32,546	40,647
Net income	71,694	74,777
Less net income attributable to noncontrolling interest	176	133
Net income attributable to Alliant Techsystems Inc.	$71,518	$74,644

Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.15	$2.26
Diluted	$2.13	$2.24
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	33,302	33,001
Diluted	33,578	33,330

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(preliminary and unaudited)

(Amounts in thousands except share data)	July 3, 2011	March 31, 2011
Assets
Current assets:
Cash and cash equivalents	$405,985	$702,274
Net receivables	1,007,074	945,611
Net inventories	315,359	242,028
Income tax receivable	—	22,228
Deferred income tax assets	60,889	65,843
Other current assets	67,091	81,249
Total current assets	1,856,398	2,059,233
Net property, plant, and equipment	594,192	587,749
Goodwill	1,251,536	1,251,536
Deferred income tax assets	105,869	100,519
Deferred charges and other non-current assets	483,449	444,808
Total assets	$4,291,444	$4,443,845
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$269,573	$320,000
Accounts payable	222,040	292,281
Contract advances and allowances	109,159	121,927
Accrued compensation	112,634	135,442
Accrued income taxes	8,156	—
Other accrued liabilities	219,810	193,836
Total current liabilities	941,372	1,063,486
Long-term debt	1,289,708	1,289,709
Postretirement and postemployment benefits liabilities	123,504	126,012
Accrued pension liability	618,715	671,356
Other long-term liabilities	124,936	127,160
Total liabilities	3,098,235	3,277,723
Commitments and contingencies
Common stock - $.01 par value Authorized - 180,000,000 shares Issued and outstanding 32,948,214 shares at July 3, 2011 and 33,519,072 at March 31, 2011	330	335
Additional paid-in-capital	552,252	559,279
Retained earnings	2,070,432	2,005,651
Accumulated other comprehensive loss	(781,365)	(787,077)
Common stock in treasury, at cost, 8,607,235 shares held at July 3, 2011 and 8,036,377 at March 31, 2011	(657,980)	(621,430)
Total Alliant Techsystems Inc. stockholders’ equity	1,183,669	1,156,758
Noncontrolling interest	9,540	9,364
Total stockholders’ equity	1,193,209	1,166,122
Total liabilities and stockholders’ equity	$4,291,444	$4,443,845

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(preliminary and unaudited)

(Amounts in thousands)	QUARTERS ENDED
	July 3, 2011	July 4 ,2010
Operating activities
Net income	$71,694	$74,777
Adjustments to net income to arrive at cash used for operating activities:
Depreciation	23,474	24,092
Amortization of intangible assets	2,784	2,789
Amortization of debt discount	4,999	4,211
Amortization of deferred financing costs	1,432	710
Deferred income taxes	(3,942)	566
(Gain) loss on disposal of property	(5,215)	1,352
Share-based plans expense	3,344	2,418
Excess tax benefits from share-based plans	(23)	(53)
Changes in assets and liabilities:
Net receivables	(100,701)	(162,009)
Net inventories	(73,331)	(20,619)
Accounts payable	(59,829)	(38,026)
Contract advances and allowances	(12,768)	27,728
Accrued compensation	(29,182)	(69,096)
Accrued income taxes	35,659	24,987
Pension and other postretirement benefits	(32,612)	11,820
Other assets and liabilities	22,738	22,529
Cash used for operating activities	(151,479)	(91,824)

Investing activities
Capital expenditures	(41,564)	(34,991)
Acquisition of business	—	(172,251)
Proceeds from the disposition of property, plant, and equipment	6,364	23
Cash used for investing activities	(35,200)	(207,219)

Financing activities
Payments made on bank debt	(5,000)	(3,437)
Payments made to extinguish debt	(50,427)	—
Purchase of treasury shares	(49,991)	—
Dividends paid	(6,737)	—
Proceeds from employee stock compensation plans	2,522	521
Excess tax benefits from share-based plans	23	53
Cash used for financing activities	(109,610)	(2,863)
Decrease in cash and cash equivalents	(296,289)	(301,906)
Cash and cash equivalents - beginning of period	702,274	393,893
Cash and cash equivalents - end of period	$405,985	$91,987